News Release

For further information:

Hooper Holmes
Henry E. Dubois
President and CEO
(913) 764-1045

Investors: Andrew Berger
S.M. Berger & Company
(216) 464-6400

Mark Emkjer Appointed to the Board of Directors of Hooper Holmes

OLATHE, Kan., Thursday, February 5, 2015 — Hooper Holmes (NYSE MKT: HH) has appointed Mark J. Emkjer, a senior healthcare executive with over 30 years of experience in the provider, health plan and life sciences sectors, to the Company’s Board of Directors effective February 1, 2015.

Ronald V. Aprahamian, Chairman of Hooper Holmes, commented, “Mark has a track record of developing and implementing strategies to improve business performance and help companies grow. We look forward to working with him to continue building long-term shareholder value.”

Mark Emkjer commented, “Wellness is a dynamic and growing industry, and I am pleased to bring my strategic, operations and healthcare experience to the Hooper Holmes Board.”

Mr. Emkjer most recently served as Chief Executive Officer of the Health Services Division of WebMD from April 2009 to February 2014. Prior to joining WebMD he served as CEO, President and Board Member of Accelrys, Inc., a software company serving the pharmaceutical and biotech industries. Before Accelrys, Mr. Emkjer was President and Chief Operating Officer of Sunquest, a leading provider of clinical data management services. Prior to Sunquest he served as President and CEO of Pace Health Management Systems, Inc., and President and CEO of Hospital Cost Consultants Inc., a leading international provider of financial solutions to the healthcare industry. He began his career in a series of operating roles at American Hospital Supply.

Mr. Emkjer holds a Master of Business Administration degree in International Finance from the University of Miami and a Bachelor of Science degree from Florida Atlantic University.

About Hooper Holmes

Hooper Holmes, Inc. mobilizes a national network of health professionals to provide on-site health screenings, laboratory testing, risk assessment and sample collection services to wellness and disease management companies, insurance companies, employers, government organizations and academic institutions.

This press release contains “forward-looking” statements; as such term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the Company’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions. Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, these forward-looking statements are our ability to realize the expected benefits from our strategic alliance with Clinical Reference Laboratory; our ability to successfully implement our business strategy; our ability to retain and grow our customer base; our ability to recognize operational efficiencies and reduce costs; uncertainty as to our working capital requirements over the next 12 to 24 months; our ability to maintain compliance with the financial covenant in our credit facility; and the rate of growth in the Health and Wellness market. Additional information about these and other factors that could affect the Company’s business is set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission on March 31, 2014. The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release to reflect the occurrence of unanticipated events, except as required by law.